[Exhibit 3.1]


                  AMENDED ARTICLES OF INCORPORATION
                                OF
                   MIDWEST VENTURE HOLDINGS, INC.
                     (File Number C15093-1995)
                        A NEVADA CORPORATION

     Pursuant to the provisions of the Nevada Revised Statutes, the undersigned Corporation adopts these articles of amendment to its Articles of Incorporation:

FIRST: ARTICLE I of the Articles of Incorporation as now filed is stricken in its entirety, and the following Article I substituted therefore as if it had been part of the original Articles of Incorporation;

                             ARTICLE I
                             ---------

	ARTICLE I: The name of the corporation is:


                   INSPIRATION PRODUCTS GROUP, INC.

SECOND: The date of adoption of this amendment by the shareholders of this corporation is and shall become effective upon filing with the Secretary of State of Nevada.

THIRD: This amendment to the Articles of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of Section 78.390 and Section 78.320, Sub. 2 and 3 of the Nevada Revised Statutes. The number of shares outstanding at the time of adoption of this amendment was 157,321; 56% of the shares entitled to vote executed a Statement of Consent to Action by the Shareholders of the Company, which was sufficient for passage of the Amendment.

IN WITNESS WHEREOF the undersigned, the President and Secretary of the Corporation, have executed this Amendment to the Articles of Incorporation this 17th day of January, 2003.



                                        /s/John Taffer
                                        ------------------------------
                                        John Taffer, CEO